PROSPECTUS SUPPLEMENT
(To Prospectus Supplement Dated October 26, 2000 and Prospectus Dated November 24, 1998)


                                  $223,794,273
                                  (APPROXIMATE)

                          CENDANT MORTGAGE CORPORATION
                    BISHOP'S GATE RESIDENTIAL MORTGAGE TRUST

                              Mortgage Loan Sellers

                          CENDANT MORTGAGE CORPORATION
                                 Master Servicer

                   STRUCTURED ASSET MORTGAGE INVESTMENTS INC.
                                     Seller

                                CDMC TRUST 2000-8
                                     Issuer

          CDMC MORTGAGE-BACKED PASS-THROUGH CERTIFICATES, SERIES 2000-8


     The following statements in the Prospectus Supplement dated October 26, 2000 are modified as indicated below:

     1. The last paragraph on the front cover page should be replaced with the following:

     The Underwriter will deliver to purchasers the Class P, Class X and Class R Certificates in physical form, and the remaining Certificates set forth above in book-entry form through The Depository Trust Company, in each case on or about October 30, 2000.

     2. The definition of "Book-Entry Certificates" on page S-5 should be replaced with the following:

         All Certificates other than the Class X, Class P and Physical Certificates.

     3. The first full paragraph on page S-18 should be replaced with the following:

     Each Class of Book-Entry Certificates will be represented initially by a single certificate registered in the name of Cede & Co. ("Cede") as the nominee of The Depository Trust Company ("DTC") and beneficial interests will be held by investors through the book-entry facilities of DTC in the United States or Cedel Bank, societe anonyme ("Cedel") or the Euroclear System ("Euroclear") in Europe in minimum denominations of (i) in the case of the Senior Certificates (other than the Class P, Class X and Residual Certificates), $1,000 and increments of $1.00 in excess thereof and (ii) in the case of the Offered Subordinate Certificates, $25,000 and increments of $1.00 in excess thereof. One Certificate of each such Class may be issued in a different principal (or notional) amount to accommodate the remainder of the initial principal (or notional) amount of the Certificates of such Class. The Class P Certificates and Class X Certificates will be issued in certificated fully-registered form in minimum denominations of $1,000 and increments of $1.00 in excess thereof. The Residual Certificates will be issued in certificated fully-registered form in a single certificate of $100.














                             BEAR STEARNS & CO. INC.

           The date of this Prospectus Supplement is October 30, 2000.